Exhibit 99.1

Company Contact:

Donald H. Walker	Bill Roberts, CTC
Vice President-Finance and CFO	(937) 434-2700
Frisch’s Restaurants, Inc.	Wayne Buckhout, CTC
(513) 559-5202	(937) 434-2700

Frisch’s Reports Record Sales in First Quarter

FOR IMMEDIATE RELEASE

Cincinnati, OH—October 18, 2004, Frisch’s Restaurants, Inc. (Amex: FRS) reported record sales for the 16-week first quarter ended September 19, 2004. Revenues rose 9.1% to $84,485,018 from $77,403,045 for last year’s first quarter. Net earnings for the quarter declined 11.8% to $2,898,671 compared to $3,288,021 last year. Diluted earnings per share decreased to $.56 per share, from $.65 per share last year.

Craig F. Maier, President and Chief Executive Officer, said, “While same store sales at our Big Boy Restaurants increased 0.6% in our fiscal first quarter, and in 27 of our last 28 quarters, those gains have been smaller over the last several months. Several other restaurant operators in the family dining segment of the foodservice industry have experienced a similar trend of soft same store sales increases.”

Maier added, “Our Golden Corral restaurants posted same store sales declines of 4.5% during our fiscal first quarter. We expect same store sales for our Golden Corral restaurants to improve as we complete development of our planned restaurants in each market, reducing the ‘sister-store’ effect that occurs when our new restaurants attract volume from our nearby existing restaurants.

During the quarter, the company opened one new Big Boy restaurant in Louisville, for a total of 120 company-owned and franchised Big Boys in our territory. A new Golden Corral restaurant opened during the quarter in Cleveland and an additional restaurant opened in Toledo on the first day of the second quarter. One more Golden Corral restaurant is scheduled to open near Mansfield, Ohio in November. When it is completed, Frisch’s will have 29 Golden Corral Restaurants and 89 Big Boy restaurants in operation.

Lower earnings for the quarter can be attributed to both softer sales and to higher food cost caused by continuing increases in commodity prices, including significant increases in meat and dairy prices. Net earnings per share were favorably impacted by credits to earnings for reductions of insurance claims reserves in both the 2005 and 2004 first quarter. For fiscal 2005, the credit amounted to $.08 per share. In last year’s first quarter, the credit was $.09 per share.

Maier added that the overall outlook for the company remains positive. Frisch’s continues to search for new growth opportunities, including the possibility of developing a third restaurant concept.

Frisch’s Restaurants, Inc. is a regional company that operates and licenses others to operate full service family-style restaurants under the name of Frisch’s Big Boy, and operates grill buffet-style restaurants under the name Golden Corral under certain licensing agreements. All restaurants currently operated by the Company are located in various regions of Ohio, Kentucky and Indiana. The Company owns the trademark “Frisch’s” and has exclusive, irrevocable ownership of the rights to the “Big Boy” trademark, trade name and service mark in the states of Kentucky and Indiana, and in most of Ohio and Tennessee. The Company has reported a profit every year since going public in 1960, and paid cash dividends to shareholders every quarter over the same period.

Statements contained in this press release which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Act of 1995. Such forward looking statements are subject to risks and uncertainties which could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED STATEMENT OF EARNINGS (unaudited)

(In thousands, except per share data)

	Sixteen Weeks ended
	Sept. 19, 2004	Sept. 21, 2003
Revenue
Sales	$84,062	$77,037
Other	423	366

Total revenue	84,485	77,403

Costs and expenses
Cost of sales
Food and paper	29,414	26,206
Payroll and related	27,993	25,887
Other operating costs	17,554	15,559

	74,961	67,652
Administrative and advertising	4,325	3,958
Interest	806	734

Total costs and expenses	80,092	72,344

Earnings before income taxes	4,393	5,059

Income taxes	1,494	1,771

Net earnings	$2,899	$3,288

Earnings per share (EPS) of common stock:
Basic net earnings per share	$.58	$.66

Diluted net earnings per share	$.56	$.65

Diluted average shares outstanding	5,159	5,068

Depreciation included above	$3,489	$3,328

Opening expense included above	$723	$434

Frisch’s Restaurants, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEET

(In thousands of dollars)

	Sept. 19, 2004 (unaudited)	May 30, 2004
Assets
Current assets
Cash and equivalents	$557	$294
Receivables	2,010	1,766
Inventories	4,471	4,382
Other current assets	3,575	3,101

	10,613	9,543

Property and equipment	141,722	135,720

Other assets
Goodwill & other intangible assets	2,117	1,864
Property held for sale and land investments	2,294	2,309
Other	7,468	7,412

	11,879	11,585

	$164,214	$156,848

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$13,840	$13,380
Accrued expenses	7,120	8,238
Other	10,001	8,486

	30,961	30,104

Long-term obligations
Long-term debt	39,777	35,227
Other long-term obligations	12,083	12,050

	51,860	47,277

Shareholders’ equity	81,393	79,467

	$164,214	$156,848